Exhibit 99.1

Company Contact:	Investor Relations Contact:
Mr. Richard P. Wu	Mr. Crocker Coulson, President
Chief Financial Officer	CCG Investor Relations
China Medicine Corp.	Tel: +1-646-213-1915 (NY Office)
Tel: +86-20-8739-1718	E-mail: crocker.coulson@ccgir.com
E-mail: konzern08@163.com	Website: www.ccgirasia.com

FOR IMMEDIATE RELEASE

China Medicine Corporation to Acquire
Pharmaceutical Manufacturer in Guangzhou

Guangzhou, China, October 30, 2009 -- China Medicine Corporation (OTC BB: CHME) (“China Medicine” or “the Company”), a developer and leading distributor of prescription and over-the-counter pharmaceuticals, traditional Chinese medicines (“TCM”), nutritional and dietary supplements, and medical devices and medical formulations, today announced that through its wholly-owned subsidiary in China- Konzern Pharmaceuticals, it has signed an equity transfer agreement (the “Transfer Agreement”) to acquire 100% of equity interests in Sinoform Limited (“Sinoform”), a British Virgin Islands corporation, the sole shareholder of Guangzhou LifeTech Pharmaceuticals Co. Ltd. (“LifeTech”), a wholly-owned subsidiary of Sinoform. LifeTech is a developer, manufacturer and marketer of pharmaceuticals products and TCMs headquartered in Guangzhou, the People’s Republic of China (“PRC”).

Under the terms of the Transfer Agreement, China Medicine will acquire 100% of Sinoform’s equity in LifeTech for a cash payment of RMB 57 million (US $8.3 million; 1 RMB = $0.1464) and the assumption of RMB 89.8 million ($13.2 million) in debt. Upon closing of the acquisition, China Medicine will obtain LifeTech’s assets, appraised at RMB 174.3 million ($25.5 million), which include product licenses, permits, patents, land use rights, manufacturing facilities, state-of-the-art production equipment and a portfolio of 39 TCM and Western medicine products that treat a variety of illnesses, including two new products currently undergoing clinical trials. LifeTech top selling drug, Houerhuan Xiaoyan Capsules for the treatment of throat infections and acute laryngitis, is projected to account for 66% of LifeTech’s annual sales in 2009 and has a gross margin of 60-70%.

The acquisition is expected to close on or before December 31, 2009.  Pursuant to the Transfer Agreement, the Company will pay approximately $0.549 million of the cash purchase price and make a repayment of $7.3 million of LifeTech’s debt upon the execution of the Transfer Agreement and, upon approval of the transaction by the foreign trade bureau, the Company will pay an additional $3.7 million. The remaining balance of the purchase price will be made on or before June 30, 2010. The Company plans to finance the acquisition with existing cash, operating cash flow, and will explore opportunities for financing from commercial banks, if needed.

“This acquisition represents a strategic move in our evolution to a vertically integrated pharmaceutical company and we expect it will lay the foundation for a significant contribution to our profitability in the coming years,” said Mr. Senshan Yang, Chairman and CEO of China Medicine. “Specifically, the acquisition of LifeTech allows us to enhance our product line with high margin pharmaceuticals and improve our manufacturing capabilities for existing propriety products.”

Following the acquisition, based on the Company’s preliminary review of LifeTech’s unaudited historical financial statements and projections, the Company expects the acquisition to be accretive to earnings, generating revenues of between $10.0 million and $ 12.0 million and net profit margin of at least 40% in 2010.

About Guangzhou LifeTech Pharmaceuticals Co. Ltd.

Founded in 1992, Guangzhou LifeTech Pharmaceuticals Co. Ltd. is a developer and  manufacturer of pharmaceutical products with focus on natural-source vascular, anti-inflammatory, women’s health and other TCM and Western medicine products. For the past 10 years, the Company has invested more than $10 million in developing new drugs using extracts from all natural plants and herbs, and built up a solid product pipeline.  It currently sells its products in more than 10 provinces in China and has two products in final stages of clinical trials, including a TCM for the treatment of diabetes and an antibiotic intended for children. The Company’s manufacturing facility is GMP certified and has 170 employees.

About China Medicine Corporation

China Medicine Corporation is a developer and leading distributor of prescription and over-the-counter ("OTC") drugs, traditional Chinese medicine products, herbs and dietary-supplements, medical devices, and medical formulations in China. The Company also has its research and development force for certain products it manufactures through OEM arrangement and distributes. The Company distributes its products to wholesale distributors including more than 300 hospitals and 500 medicine companies that sell to over 2,000 drug stores in 28 provinces throughout China. The Company actively develops a number of proprietary products for a variety of uses, including oncology, high blood pressure and the removal of toxins from food and animal feeds. For more information visit the Company’s website at http://www.chinamedicinecorp.com

Cautionary Statement

This press release contains forward-looking statements concerning the Company’s business and products. The Company’s actual results may differ materially depending on a number of risk factors including, but not limited to, the following: general economic and business conditions, the Company’s projections of Lifetech’s financial results in 2009 and 2010, obtaining regulatory approval for new products, the expected contribution of higher margin products, government support for rural health care, competition from existing and new competitors, changes in technology, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risk factors detailed in the Company's reports filed with the Securities and Exchange Commission. China Medicine Corporation undertakes no duty to revise or update any forward-looking statement to reflect events or circumstances after the date of this release.

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